Exhibit 10.4  Shareholders’ Agreement between VT International, VCC and Nanotailor

SHAREHOLDER’S AGREEMENT

THIS SHAREHOLDER’S AGREEMENT (“Agreement”) is made and entered into as of March 17, 2008 contemporaneously with the execution of an Exchange Agreement (the “Exchange Agreement”) between VT International Corp., an Arizona corporation, (“VT International”), Visitalk Capital Corporation, a Nevada corporation (“VCC”), Nanotailor, Inc., a Delaware corporation, (“Nanotailor”) and the Nanotailor Shareholders.  This Agreement is entered into by VT International, VCC, Nanotailor and the Nanotailor Shareholders, jointly hereinafter referred to as the “Parties” and will be effective upon the Closing of the Exchange Agreement (the “Effective Date”) and will be terminated and of no force and effect in the event the Exchange Agreement is terminated.  The Nanotailor Shareholders who receive shares under the Exchange Agreement, through their Agent are confirming the terms of this Agreement and are a Party hereto.  The terms in this Agreement, unless otherwise defined, have the same meaning as the terms used in the Exchange Agreement.

RECITALS

A.           Contemporaneously with the date of this Agreement, VT International entered into an Exchange Agreement with Nanotailor and the Nanotailor Shareholders.

B.           The Exchange Agreement contemplates the Call of certain Plan Warrants.

C.           As of the date of the Exchange Agreement, VCC owned 4,200,632 shares of VT International common stock (the “VCC Shares”).

D.           VT International, Nanotailor and the Nanotailor Shareholders desire to induce VCC to vote to cause VT International to enter into the Exchange Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the covenants, terms and conditions set forth herein, the parties hereby agree as follows:

Board of Directors.  Until the Closing of the Exchange Agreement VCC will designate the Directors of VT International.

Repurchase Agreement. Unless either an “Event of Default”, as defined in Article “8” of this Shareholder’s Agreement, or a “Termination Event,” as defined in Article “3” of this Shareholder’s Agreement, have occurred, VCC shall have the right, commencing on the last day of the month (the “Put Date”) that is 18 months after the Closing occurs to cause the Company to repurchase some or all of the VCC Shares (the “Put”) that VCC still holds for $.15 per share (the “Put Price”).  Unless exercised by VCC, in its sole discretion, this right to Put shall expire 30 days after the Put Date.  If VT International cannot pay the amount of the Put within five business days after demand, VT International will issue a note secured on all the assets of VT International for the amount of the Put bearing interest at 18% per annum, payable monthly and due within 60 days (the “Put Note”).  Such Put Note, related security agreement and other loan documents shall have customary terms and shall be in the form of Exhibit A attached hereto.

Put Termination Events.  The Put shall relate to each existing VCC Share and shall terminate on a per VCC Share basis under either of the following conditions:

(a)
The Put will be terminated in its entirety if VCC sells sufficient VCC Shares in a private or public transaction with proceeds equal to the “Total Put Price,” defined as the total number of VCC Shares times the Put Price.  VCC will report VT International’s remaining Put liability at the end of each month by the 15th day of the following month.  Such report shall be via email to VT International’s President or such party as the President directs.

(b)
50% of the Put will be terminated if VT International registers the VCC Shares for sale with the SEC (the “Registration Statement”) and such Registration Statement is deemed effective (the “Registration Effective Date”) by the Securities and Exchange Commission (the “SEC”).

(c)
Regardless of the foregoing, the remainder of the Put will be terminated if starting 180 days after the Registration Effective Date the Share-Dollar Volume exceeds an “Average Share-Dollar Volume” of $50,000 per day during any subsequent 65 consecutive Trading Day period.  “Share-Dollar Volume” is defined as the product of the average of the opening bid price and the closing bid price times the daily volume of VT International common shares sold.  A “Trading Day” means any day the New York Stock Exchange is open.

4              Maximum VCC Shares available for VCC to sell.  Regardless of the other terms of this Agreement, but excluding the 50% of VCC’s Shares which may be sold anytime without restriction upon the Registration Effective Date, starting in the 2nd month after the Registration Effective Date, VCC will not sell more than 150,000 shares per month.

5.             Affirmative Covenants of VT International.  During the term of this Agreement, VT International which shall have acquired one hundred (100%) percent of the issued and outstanding shares of  Nanotailor, hereby covenants and agrees:

(a)
Keep in full force and effect and preserve VT International’s and Nanotailor’s corporate existence, rights and franchises as existing on the Effective Date, subject to the contemplated re-incorporation of VT International in a new jurisdiction pursuant to the approval of a majority of the issued and outstanding shares of common stock;

(b)
Keep and maintain the books and records of VT International, including all minutes and regulatory filings and cause all transactions to be recorded in accordance with generally accepted accounting principles (“GAAP”);

(c)
File all tax returns and pay (i) all taxes, assessments and other governmental charges imposed upon VT International or any of its properties or assets or in respect of any of VT International’s franchises, business, income or profits, (ii) pay all trade accounts payable in accordance with usual and customary business terms, and (iii) pay all claims (including, without limitation, claims for labor, services, inventory, materials and supplies) for sums that have become due and payable and that by law have or might become a lien or charge upon any of VT International’s properties or assets; provided, that no such tax, assessment, charge, account payable or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(d)
Maintain or cause to be maintained in good repair, working order and condition any properties (whether owned in fee or a leasehold interest) used or useful in the business of VT International including the maintenance of Nanotailor’s license with NASA for the use of NASA’s patents and, if appropriate maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against;

(e)	Excluding the Series A and Series B Plan Warrants, prevent the lapse or expiration of any Plan Warrants in existence on the Effective Date;

(f)	Maintain a third party transfer agent for the VT International common stock and Plan Warrants and promptly cooperate with VCC requests for any transfers;

(g)	Maintain a Blue Sky filing for VT International common shares and the Plan Warrants through either the use of the Manual Exemption or methods of achieving equal or better state coverage;

(h)	Use it best efforts to become and reporting company, and thereafter ,maintain its current reporting status under the Exchange Act of 1934 with the Securities and Exchange Commission;

(i)
Use its best efforts to create a trading market for the VT International common shares and the remaining Plan Warrants of VT International, and thereafter maintain a trading market for the VT International common shares and the remaining Plan Warrants of VT International.

6.             Negative Covenants and Actions Requiring VCC Consent. After the Closing and while VCC retains a common stock interest, VT International will not, and the Nanotailor Shareholders will not authorize nor permit VT International as consolidated with Nanotailor to take any of the following actions without the written consent of VCC, which will not be unreasonably withheld or delayed:

(a)	Register any other shares of VT International common stock under the 33 Act, except as may be provided in the Exchange Agreement;

(b)	Pay, commit or accrue any fee payable to the Nanotailor Shareholders or their affiliates except for reasonable compensation and reimbursement of out-of-pocket expenses; or

(c)	Enter into any agreement or undertake any obligation that requires VT International to execute liens on its assets or have liabilities of more than $500,000 at any time.

7.             Covenants by Nanotailor Shareholders.  The Nanotailor Shareholders hereby covenant and agree that they will take such actions as necessary to allow or require the combined company to meet its obligations under this Agreement.  A limited number of shares of the Nanotailor shareholders will be included on the Registration Statement as specified on Schedule B, attached.

8.	Default

(a)	Events of Default

(i)	A default in the Exchange Agreement; or

(ii)	A default in any other agreement between VCC and VT International; or

(iii)	A default in this Shareholder’s Agreement; or

(iv)	A change of control of VT International.

 (b)             Cure Period.  If any Event of Default, as defined in Paragraph “a” of this Article “8” should occur , and such default is not cured within ten (10) business days after receipt of notice, then the non-defaulting party, in its sole and absolute discretion, may act pursuant to Article “9” of this Agreement.

9.             Remedies for an Event of Default.  In the Event of a Default, regardless of the expiration of the Put, VCC may, in its sole discretion, Put its VCC Shares to VT International at the Put Price and demand immediate payment.  VT International will file a UCC-1 reflecting this priority claim on VT International’s assets and such lien shall be governed by the terms of the Security Agreement referenced in Section 2 of this Agreement, except the Put Note referenced thereby shall be a demand note and deemed demanded.

10.           Representations of the VT International.  VT International has all the requisite authority to enter into this Agreement and indemnify VCC for any claim otherwise.

11.           Representations of VCC.  VCC has all the requisite authority to enter into this Agreement.

12.           Representations of the Nanotailor and the Nanotailor Shareholders.  Nanotailor and the Nanotailor Shareholders have all the requisite authority to enter into this Agreement and jointly and severally indemnify VCC for any claim otherwise.

13.           Costs and Expenses.  VT International shall bear all expenses of performing under this Agreement including any expenses of filing and pursing a registration statement with the SEC.  However, VCC shall lend VT International $50,000 specifically to pay for the costs of Registration including audit costs, legal costs and other related out-of-pocket costs (the “Expense LOC”).  Loans under the Expense LOC will be secured by a general lien on VT International’s assets and shall be due in nine months from the Closing Date unless the Registration statement is deemed effective in which case the amount of the loans disbursed shall convert into common stock at 50% of the average market price for the 10 Trading Days subsequent to the Registration Effective Date but not greater than $.30 per share.

14.           Right of First Refusal.  Until the Put is terminated VCC shall have the Right of First Refusal to maintain its then percentage ownership interest at the same price any VT International “New Securities” are sold for.  Such Right of First Refusal shall only be for shares issued at a price net of all expenses and commissions less than the Put Price and have customary terms.  The term “New Securities” means any shares of capital stock of VT International, whether now authorized or authorized in the future, any rights, options or warrants to purchase any shares of capital stock of VT International, including the Plan Warrants, and any other securities of VT International of any type that are or may become convertible into or exercisable for any shares of capital stock of VT International.

15.           Tag Along Rights.  If any Nanotailor Shareholder receives an offer to purchase any of their Shares by a third party, whereby such third party (including any affiliate or person or persons that are acting in concert with such third party) would have Effective Control of the outstanding voting shares of the Company, such Shareholder shall not entertain, accept or otherwise negotiate such offer unless such offer is extended to VCC and all the VT International shareholders, on a pro-rata basis.  Effective Control is defined as ownership greater than 50%.

16.           Adjustment of share prices in the event of capital restructuring.

           In the event of any capital restructuring, the share prices reflected in this Agreement shall be adjusted as follows:

                        (a)  If VT International shall at any time prior to the termination of this Agreement declare or pay any dividend on its common stock payable in common stock or common stock Equivalents, or effects a subdivision or combination of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in common stock or common stock Equivalents), then any common stock prices in this Agreement shall be adjusted by

i.  multiplying the price prior to the adjustment by the number of shares of common  stock (including all common stock issuable in exchange for common  stock Equivalents, if applicable) outstanding immediately prior to the  effective time of such event; and

ii.  dividing the foregoing result by

A.  in the case of a dividend, the number of shares of common stock outstanding immediately after the effective  time of such event, or immediately after the close of business on the record date for the  determination of holders of common stock entitled to receive such  dividend, or

B.  in the case of a subdivision or combination, at the close  of business immediately prior to the date upon which such corporate action becomes effective.

 (b)  If VT International shall at any time prior to the termination of this Agreement make, or fix a record  date for the determination of holders of common stock entitled to  receive a dividend or other distribution payable in capital stock of  VT International, other than shares of common stock or common stock  Equivalents, then such provision shall provide that VCC shall receive, upon exercise of its rights, in addition to  the price specified, a price adjusted for the number of shares of  common stock receivable thereupon, the amount which VCC would have received had it exercised its rights prior to such effective  record date.

 (c)  All calculations under this Section shall be made to the nearest cent or to the nearest whole share, with fractional shares being rounded up to the nearest whole share if equal to or greater than one-half (½) share, and fractional shares being rounded down to the nearest whole share if less than one-half (½) share as the case may be.

17.           Specific Performance. The parties hereto recognize and agree that damages for nonperformance of any obligation herein would be an inadequate remedy and that the covenants and agreements herein set forth shall be specifically enforceable.

18.           Notices. Any notice required or permitted by this Agreement shall be in writing and delivered personally or sent by registered or certified mail addressed to VT International at its registered office or to the Nanotailor Shareholders at their addresses shown in VT International’s stock record book, with a copy to Mintz & Fraade, P.C.; 488 Madison Avenue, Suite 1100, New York, NY 10022, attn: Frederick M. Mintz, Esq., or at such other address as any Party shall substitute by written notice to all other parties.  Any notice given hereunder shall be effective, when sent by certified mail, postage prepaid, return receipt requested on the day following the date of deposit in the United States mail, and addressed as set forth herein.  VT International shall notify VCC of the addresses of the Nanotailor Shareholders and any changes thereto.

19.           Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect as if such invalid or unenforceable provision were not written herein.

20.           Choice of Law and Venue.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Arizona without regard to choice of law principles.  Venue for any litigation shall be in the courts of appropriate jurisdiction in Maricopa County, Arizona.

21.           Survival of Agreement terms.  All the terms of this Agreement shall survive until the earlier to occur of:  (A) the termination of the Put and VCC or has sold all its VCC Shares; or (B) 30 months after the Closing.

22.           Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties as to the subject matter hereof and may be amended only by written agreement of all parties who are then bound by the terms hereof.  The Nanotailor Shareholders specifically appoint their Agent to execute any amendments to this Agreement on their behalf.

23.           Binding Effect. This Agreement shall bind and inure to the benefit of the Parties and their successors, assigns, respective heirs and personal representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written

VT International Corp.	Visitalk Capital Corporation

/s/ Michael S. Williams	/s/ Michael S. William
By: Michael S. Williams	By: Michael S. Williams
Its: President	Its: President
Nanotailor, Inc.	Nanotailor, Inc. as Agent for all the Nanotailor Shareholders

/s/ Ramon Perales	/s/ Ramon Perales
By: Ramon Perales	By: Ramon Perales
Its: President & CEO	Its: President & CEO

Attachments:

Exhibit A:  Form of Put Note and Security Agreement
Schedule B:  Shareholders and shares to be registered